EXHIBIT 10.4

CROSS LICENSE AGREEMENT

This Cross License Agreement (“Agreement”) is made to be effective as of April 2, 2013 (“Effective Date”) by and between RiceBran Technologies, a California corporation (“RBT”), and Wilmar (Shanghai) Biotechnology Research & Development Center Co., Ltd, a company incorporated under the laws of the People’s Republic of China (“WBRDC”). The parties agree as of the Effective Date as follows:

RECITALS

A             RBT.  RBT has developed and owns proprietary equipment used to stabilize rice bran for consumption in the human nutrition and animal nutrition markets globally. RBT further has developed and owns various patents, provisional patents, proprietary processes and technical applications for processing and further processing of rice bran and its derivatives for use in animal nutrition, human food ingredients, nutritional supplements, functional foods and pharmaceutical applications.

B.            Developed IP. RBT and DSM New Business Development B.V., a private company with limited liability organized under the laws of the Netherlands (“DSM”) entered into a Joint Research and Development Agreement dated August 15, 2011 (“R&D Agreement”) for the purpose of performing joint research and development for the development of rice bran derived products and related business development activities, as more fully described in the R&D Agreement. As a result of the research conducted pursuant to the R&D Agreement, the parties thereto developed certain intellectual property and know-how (“Developed IP”).

C.            RBT PRO.  RBT and WONA Inc. are the owners and members of RBT PRO, a Delaware limited liability company (“RBT PRO”). Such Developed IP and certain background intellectual property and know-how owned by RBT and DSM respectively defined as the “DSM Background Technology” and “RBT Background Technology” was licensed to RBT PRO pursuant to a License Agreement between DSM, RBT and RBT PRO effective as of March 1, 2013 (“DSM License Agreement.”).

D.            Sublicenses. RBT PRO has granted WBRDC a sub-license to use the Developed IP, RBT Background Technology and DSM Background Technology within the field of processing and further processing of rice bran and its derivatives for use in animal nutrition, human food ingredients, nutritional supplements, functional foods and pharmaceutical applications (“Field”) for commercialization in the People’s Republic of China (“Territory A”) as set forth in a Sublicense Agreement between RBT PRO and WBRDC dated on or about this same date (“WBRDC Sublicense Agreement”).  RBT PRO has further granted RBT a sub-license to use the Developed IP and DSM Background Technology within the Field for commercialization throughout the entire World other than the People’s Republic of China (“Territory B”) as set forth in a Sublicense Agreement between RBT PRO and RBT dated on or about this same date (“RBT Sublicense Agreement”).  In addition, RBT has agreed to sell to Yihai Kerry (Harbin) Oils, Grains & Foodstuffs Industries Co., Ltd, certain stabilization equipment on the terms and conditions set forth in an Extruder Purchase Agreement dated on or about this same date (“Extruder Purchase Agreement”).

E.            Cross-License.  In connection with the business operations contemplated pursuant to the WBRDC Sublicense Agreement and RBT Sublicense Agreement and in addition to the other license rights granted pursuant to the respective Sublicense Agreements, RBT has agreed to license to WBRDC all its IP Rights and Know-How (as defined herein) and its current and future improvements, developments and modifications thereto with respect to the Field for use in Territory A as provided herein, and WBRDC has agreed to license to RBT (i) its IP Rights and Know-How and any current and future improvements, developments and modifications thereto with respect to the Field which are based on the Technology licensed to WBRDC under this Agreement for use in Territory B and (ii) its IP Rights and Know-How and any current and future improvements, developments and modifications thereto with respect to the Field not based on the Technology licensed under this Agreement for use in Territory C.

AGREEMENT

1.   Certain Definitions.  The following terms, when used in this Agreement, shall have the respective meanings set forth below, except as otherwise required by context. Words in the singular shall include the plural and terms used in plural shall include the singular, unless expressly or implicitly limited. Unless the context otherwise requires, the term “including” shall mean “including, without limitation.”

“Affiliate” means any corporation, firm, limited liability company, partnership or other entity that directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement. For the purpose of this definition, control means ownership, directly or through one or more Affiliates, of greater than fifty percent (50%) of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or greater than fifty percent (50%) of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity.

“Agreement” means this Cross License Agreement, including all exhibits and schedules referenced herein.

“Background Technology” means the DSM Background Technology and the RBT Background Technology, as such terms are defined in Recital B.

“DSM License Agreement” is defined in Recital C.

“Effective Date” is defined in the preamble to this Agreement.

“Field” is defined in Recital D.

“IP Rights” means patents, patent applications and other statutory rights in inventions, copyrights, database rights, trademarks, design rights, applications for design rights, utility models and other similar or equivalent forms of statutory protection, wherever in the world arising or available.

“Know-How” means know-how, trade secrets, inventions, data, processes, procedures, devices, methods, formulae and marketing and other information, whether or not patentable.

“Licensed IP” means the Licensed IP (as defined in the DSM License Agreement) licensed to RBT PRO pursuant to the DSM License Agreement and in turn licensed to RBT and to WBRDC under the WBRDC and RBT Sublicense Agreements.

“Net Proceeds” means in respect of any products or services in which the Licensed IP is utilized, for any applicable period of determination, the gross receipts of royalty and other amounts received (whether as payments, credits or offsets) by the applicable Party from or on behalf of a non-Affiliated third party sublicensee reduced by (i) the direct costs and expenses incurred by the applicable Party with respect to such non-Affiliated third party sublicensee for the applicable period, including without limitation government taxes, withholding taxes or duties imposed by any governmental agency, and (ii) any refunds or returns to the non-Affiliated third party sublicensee of previously paid amounts.

“Party” and “Parties” means RBT and WBRDC.

“RBT Sublicense Agreement” is defined in Recital D.

“Related Agreements” means the Membership Interest Purchase Agreement, the RBT PRO LLC Operating Agreement, the WBRDC Sublicense Agreement, the RBT Sublicense Agreement and the Extruder Purchase and Use Agreement each entered into as of the Effective Date.

“Report” is defined in Section 3.2.

“Royalty Fee” is defined in Section 3.2.

“Technology” means the IP Rights and Know-How collectively.

“Territory A” means the People’s Republic of China including Hong Kong and Macau.

“Territory B” means all areas of the World other than the People’s Republic of China including Hong Kong and Macau.

“Territory C” means all areas of the World other than those listed countries in Asia set forth on Exhibit A.

“WBRDC Sublicense Agreement” is defined in Recital D.

2.              License Rights.

2.1.           License to WBRDC in Territory A. RBT grants WBRDC a non-royalty-bearing, perpetual, non-transferable (except with the prior written consent of RBT), sub-licensable (subject to Section 2.7), exclusive license to and under all the IP Rights and Know-How of RBT with respect to the Field to (i) use, commercialize, and make use of such IP Rights and Know-How solely within the Field and in Territory A, including without limitation the right have made, produce, sell, offer for sale within the Field and in Territory A products and services related to or produced with such IP Rights and Know-How, and (ii) to develop, modify and improve such IP Rights and Know-How in connection with its proper exploitation within the Field and in Territory A. WBRDC agrees that it shall use the licensed IP Rights and Know-how exclusively to produce products in the Field that shall not be sold, commercialized or exported by WBRDC or any WBRDC Affiliate outside of Territory A.

2.2.           License to RBT in Territory B. WBRDC grants RBT a non-royalty-bearing, perpetual, transferable, sub-licensable (subject to Section 2.7), exclusive license to and under the IP Rights and Know-How of WBRDC with respect to the Field and based on the Technology licensed under this Agreement to (i) use, commercialize, and make use of such IP Rights and Know-How solely within the Field and in Territory B, including without limitation the right have made, produce, sell, offer for sale, within the Field and in Territory B products and services related to or produced with such IP Rights and Know-How, and (ii) develop, modify and improve such IP Rights and Know-How in connection with its proper exploitation within the Field and in Territory B. RBT agrees that it shall use the licensed IP Rights and Know-how exclusively to produce products in the Field that shall not be sold, commercialized or exported by RBT or any RBT Affiliate within Territory A.

2.2A        License to RBT in Territory C. WBRDC grants RBT a non-royalty-bearing, perpetual, transferable, sub-licensable (subject to Section 2.7), exclusive license to and under the IP Rights and Know-How of WBRDC with respect to the Field and not based on the Technology licensed under this Agreement to (i) use, commercialize, and make use of such IP Rights and Know-How solely within the Field and in Territory C, including without limitation the right have made, produce, sell, offer for sale, within the Field and in Territory C products and services related to or produced with such IP Rights and Know-How, and (ii) develop, modify and improve such IP Rights and Know-How in connection with its proper exploitation within the Field and in Territory C. RBT agrees that it shall use the licensed IP Rights and Know-how exclusively to produce products in the Field that shall only be sold, commercialized or exported by RBT or any RBT Affiliate within Territory C.

2.3           Territory Limitation.  Notwithstanding anything the contrary contained herein, the rights granted herein shall apply only to use, commercialization or exploitation of the licensed IP Rights and Know-How within Territory A for WBRDC and its sublicensees and in Territory B or C (as the case may be) for RBT and its sublicensees, and neither party shall, directly or indirectly, use, commercialize or exploit such licensed IP Rights or Know-How or any products or services related to or produced with the licensed IP Rights or Know-How outside of the applicable geographic territory for such party. The foregoing shall not prevent either Party from conducting research and development outside of that Party’s Territory (Territory A for WBRDC and Territory B or C (as the case may be) for RBT) to develop, modify and improve the Licensed IP, provided that no Products or services related to or produced therewith are used, made use of, commercialized or exploited outside of the Party’s applicable geographic territory.

2.4.           No Ownership. The disclosure of and any permitted use of licensed IP Rights and Know-How will not create any title or ownership interest in or to the IP Rights and Know-How in the licensee, and the licensee shall not, at any time during or after the term of this Agreement, assert or claim any interest in or do anything which may adversely affect the validity or enforceability of any licensed IP Rights or Know-How of the licensing party. All such IP Rights and Know-How shall remain the licensing party’s sole property.

2.5.           Trademark Limitations.  The foregoing notwithstanding, the Parties agree and understand that in no event shall the Licensed IP include any rights to any trademarks, or any of IP Rights, Know-How or other proprietary rights for any purposes, uses or applications other than with respect to the Field and in the applicable geographic territory as set forth in this Agreement.

2.6.           Intentionally Omitted

2.7.           Sublicense Rights.  Either party may sublicense the license rights granted to it under Section 2.1 or Section 2.2 of this Agreement, provided that such sublicensee agrees in writing to be bound by all terms and conditions of this Agreement. Notwithstanding that a Party may charge a royalty to an Affiliate of that Party, the Parties agree that no royalty shall be due in respect of any sublicense by a Party to an Affiliate of that Party. In respect of a sublicense by a Party to a non-Affiliate third party, the sublicensing Party agrees to pay the licensor Party a royalty as set forth in Section 3.2.

2.8.           Improvements. Without limiting the generality of the foregoing, all right, title and interest in, to and under any and all licensed IP Rights and Know-How comprising developments, enhancements or improvements to any licensed IP Rights or Know-How by the licensee (or its sublicensees) will be owned by such licensee (or sublicensee); provided, that the licensee hereby grants to the licensor (and each sublicensee must as a condition to the sublicense grant to the licensor) an exclusive, perpetual, fully paid, transferable and sub licensable license to use, make use of, exploit and commercialize any and all of such developments, enhancements and improvements throughout that Party’s applicable geographic territory and within the Field.

3.              Royalties.

3.1           Non-Royalty-Bearing License to RBT and WBRDC Affiliates.  For the avoidance of doubt, the Parties agree that the license rights granted pursuant to Section 2.1, Section 2.2 and Section 2.2A and any sublicenses granted by a Party to that Party’s Affiliates pursuant to Section 2.7 shall be non-royalty-bearing and each Party accepts such license on that basis.

3.2           Net Royalty Fee.  With respect to sublicenses by a Party to any non-Affiliated third parties pursuant to Section 2.7, the non-Affiliated third party sublicensees shall pay to the sublicensing Party and the sublicensing Party shall pay to the licensing Party a fee (“Net Royalty Fee”) equal to the Net Proceeds received from such non-Affiliated third party. The amount of the royalty fee charged to a sublicensee shall be agreed upon by the licensing Party and sublicensing Party prior to the sublicensing Party granting any such sublicense.

3.3           Payment of Net Royalty Fee. All Net Royalty Fees payable pursuant to Section 3.2 shall be paid to the licensing Party within forty-five (45) days from the end of each calendar quarter in which the Net Royalty Fee was collected. The sublicensing Party shall provide to the licensing Party a detailed summary report regarding the calculation of the Net Royalty Fee for each such payment period during the term (“Report”). All payments of the Net Royalty Fee shall be made in United States Dollars.

3.4           Late Payment.  Late payments shall accrue an additional charge equal to five percent (5%) of the unpaid Net Royalty Fee, plus one percent (1%) per month of the unpaid Net Royalty Fee until paid in full, or the maximum permissible statutory rate if it is less.

3.5           Taxes; Withholding. The licensee Party shall be responsible and shall pay all government taxes and duties applicable to any gross royalty fees. The foregoing does not apply, however, to income taxes payable to national, state or municipal governments for Net Royalty Fees paid or payable by the licensing Party. Any such income taxes which are otherwise imposed on Net Royalty Fees shall be the sole responsibility of the licensing Party.

3.6           Audit.  The sublicensing Party shall maintain full and complete books and records of the receipt of the Net Proceeds for which a Net Royalty Fee is payable hereunder for at least three (3) years after the distribution of such Products.  The licensing Party shall, at any time during such period, be entitled to audit the same upon no less than forty-eight (48) hours prior written notice in order to confirm compliance with this Agreement; provided, that no more than one (1) such audit may be conducted in any six (6) month period unless a prior audit establishes that the sublicensing Party has not complied with this Agreement or if the licensing Party reasonably believes that that the sublicensing Party is not in compliance with this Agreement, in both cases, the licensing Party may conduct more frequent audits.  The licensing Party shall pay for all costs of the audit, unless the audit establishes an error of fifteen percent (15%) or more of any quarterly Net Royalty Fee amount, in which case the sublicensing Party shall pay the costs of the audit. If the audit evidences an underpayment of a Net Royalty Fee, the sublicensing Party shall promptly pay the full amount of such underpayment to the licensing Party together with interest thereon at the simple monthly rate of one and one half percent (1.5%).

3.7.           Report and Audit Confidentiality.  Information obtained from the above Reports and audit rights shall be considered to be confidential information, shall be held in confidence by the licensing Party and its representatives, and shall not be used for any other purpose, except for purposes relating to the licensing Party’s rights under this Agreement, and in connection with any dispute arising hereunder, under the WBRDC Sublicense Agreement or under the RBT Sublicense Agreement.

3.8.           No Markup.  The Parties agree that in respect of any costs or expenses incurred by the licensee Party with respect to any non-Affiliated third party sublicensee, all costs will be charged by the licensee Party on a cost recovery basis with no markup.

4.              Representations and Warranties.  The Parties hereby represent and warrant as follows:

4.1.           Power and Authority of RBT.  RBT represents and warrants that it is a corporation, duly organized, validly existing and in good standing under the laws of the State of California.  RBT has the requisite corporate power and authority to enter into this Agreement and to perform its obligations pursuant to this Agreement.  RBT's execution, delivery and performance of this Agreement has been duly authorized by all requisite corporate authority of RBT. This Agreement has been duly executed and delivered by RBT and constitutes valid and binding obligations, enforceable against RBT in accordance with its terms.

4.2.           Power and Authority of WBRDC.  WBRDC represents and warrants that it is a company incorporated in the People’s Republic of China, duly organized, validly existing and in good standing under the laws of the People’s Republic of China and has all requisite power and authority to enter into this Agreement and to perform its obligations pursuant to this Agreement. The execution, delivery and performance by WBRDC of this Agreement has been duly authorized by all necessary action of WBRDC, and no other proceedings on the part of WBRDC are necessary to authorize such execution, delivery and performance. This Agreement has been duly executed by WBRDC and constitutes valid and binding obligations, enforceable against WBRDC in accordance with its terms.

4.3.           Protection. Each Party (i) shall conduct its business in a manner reasonably designed to protect all licensed IP Rights and Know-How, and it shall not attack, challenge, dispute or disparage the rights of the licensing Party in and to the Technology of that Party, (ii) shall not itself, or through any parent, subsidiary, Affiliate, agent or other third part provide, disclose, divulge or make available to, permit use of or grant any rights in the licensed IP Rights and Know-How to or by any third party except as permitted herein, and (ii) shall take appropriate actions to limit use or disclosure of all licensed IP Rights and Know-How by its employees, agents and sublicensees (and permit access only subject to use and protective provisions consistent with the those included herein).

4.4.           RBT. RBT represents and warrants, solely with respect to the existing Technology of RBT licensed by RBT to WBRDC pursuant to Section 2.1(i), and not with respect to any improvements, developments or enhancements to the Technology:

(a)            RBT has not granted any option, license, right or interest in or to such licensed Technology to any third party that conflicts with the rights granted to WBRDC by this Agreement;

(b)            The execution of this Agreement by RBT and the full performance and enjoyment of the rights of WBRDC to such licensed Technology will not breach the terms and conditions of any license, contract, understanding or agreement, whether express or implied, written or oral between RBT and any third party;

(c)            To the best of its current actual knowledge (which for this purpose shall comprise the current actual knowledge of one or more of its officers John Short, Dale Belt, Robert Smith and David Hutchinson (“Knowledge”)) there are no facts that would rebut the presumption of validity accorded any issued patent with respect to such licensed Technology and no adverse claims to any such issued patents or patent applications with respect to such licensed Technology;

(d)            To the best of its Knowledge, as of the Effective Date, there are no asserted or unasserted claims or demands against any of such licensed Technology;

(e)            To the best of its Knowledge, the use, commercialization and practice of such licensed Technology does not and will not infringe or misappropriate any third party’s intellectual property rights; and

(f)            Such licensed Technology, taken as a whole, is capable of producing products suitable for human consumption, subject to production by WBRDC or its licensee in a human grade production facility.

5.             AS IS.  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, THE LICENSES GRANTED BY EACH OF WBRDC AND RBT HEREUNDER ARE PROVIDED ON AN “AS IS” BASIS AND NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT THERETO, INCLUDING WITHOUT LIMITATION ANY REPRESENTATION OR WARRANTY (I) OF COMMERCIAL UTILITY, (II) MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR (III) NON-INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER PROPRIETARY RIGHTS OF OTHERS. NEITHER PARTY WARRANTS THAT ANY IMPROVEMENTS MADE BY IT TO ANY TECHNOLOGY WILL BE FREE FROM CLAIMS OF INFRINGEMENT OF THE PATENTS OR ANY OTHER RIGHTS OF ANY THIRD PARTY.

6.              Termination and Effect of Termination.

6.1            Termination.  Either Party may terminate the license rights granted under this Agreement upon a material breach by the other Party of this Agreement that remains uncured for a period forty-five (45) days following written notice of the breach in sufficient detail to enable the defaulting Party to cure, and with the opportunity to cure during such period.

6.2            Effect of Termination. Upon and after the termination of license rights under this Agreement, all rights granted hereunder to use the licensed Technology shall revert to RBT and WBRDC respectively. Upon termination of this Agreement, the licensee Party’s right to use the licensed Technology shall be terminated; provided, however, that the licensee Party shall have the right to continue to use the licensed Technology and all other rights granted to it hereunder in order to dispose of all then existing inventory of the Products or derivatives that embody or are produced with such Technology.  Termination of this Agreement shall in no way affect the rights or liabilities of any of the Parties arising during the period prior to such termination, or release a Party from the obligation to the other under this Agreement, all of which obligations the Party hereby agrees to fulfill and perform.  Upon and after the termination of license rights granted under this Agreement, the licensee Party shall, upon request of the licensor Party, return to such licensor all tangible materials and information of a proprietary or confidential nature disclosed to the licensee Party under this Agreement, and all copies thereof (including, without limitation, all electronic copies); provided, that the licensee Party may retain a copy for internal record compliance purposes.

7.              Miscellaneous.

7.1.           Commissions.  If any person or entity shall assert a claim to a fee, commission or other compensation on account of alleged employment as a broker, representative, agent or finder or for performance of services as a broker, representative, agent or finder in connection with this transaction, the party hereto under whom the broker or finder is claiming shall indemnify, defend and hold harmless the other party for, from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought thereon (including, but without limitation, counsel and witness fees and court costs in defending against such claim).

7.2.           Counterparts; Headings; Time.  This Agreement may be executed in any number of counterparts with the same effect as if the parties had all signed the same document.  All counterparts shall be construed together and shall constitute one agreement. The headings used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Time is of the essence with respect to all dates and time periods set forth or referred to in this Agreement.

7.3.           Waiver; Amendment.  The provisions of this Agreement may be modified at any time by agreement of the parties.  Any such agreement hereafter made shall be ineffective to modify this Agreement in any respect unless in writing and signed by each of the parties.  Any of the terms or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance or satisfaction either of that term or condition as it applies on a subsequent occasion or of any other term or condition.

7.4.           Entire Agreement.  This Agreement and the Related Agreements constitute the entire agreement between the parties, all oral agreements being merged herein and therein, and supersedes all prior representations.  There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement and the Related Agreements that are not fully expressed herein or therein.

7.5.           Notices.  Except as otherwise provided herein, any notice under this Agreement shall be in writing, and any written notice or other document shall be deemed to have been duly given (i) on the date of personal service on the parties, (ii) on the third business day after mailing, if the document is mailed by registered or certified mail, (iii) one day after being sent by professional or overnight courier or messenger service guaranteeing one-day delivery, with receipt confirmed by the courier, or (iv) on the date of transmission if sent by telegram, telex, telecopy or other means of electronic transmission resulting in written copies, with receipt confirmed.  Any such notice shall be delivered or addressed to the parties at the addresses set forth on the signature page hereto or at the most recent address specified by the addressee through written notice under this provision.  Failure to conform to the requirement that mailings be done by registered or certified mail shall not defeat the effectiveness of notice actually received by the addressee.

7.6.           Governing Law; Arbitration.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to conflicts of Laws principles.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof shall be settled by binding arbitration administered by the International Chamber of Commerce in accordance with its arbitration rules and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Claims shall be heard by a single arbitrator. The place of arbitration shall be London, England and the language of the arbitration shall be English.

7.7.           No Assignment.   This Agreement and all rights and obligations of a Party hereunder may not be assigned without the prior written consent of the other Parties; provided, however, that a Party may, without such consent, (i) assign this Agreement, in whole or in part to an Affiliate, in which case the assigning party shall continue to be liable for the obligations of such Affiliate under this Agreement, or (ii) assign this Agreement, in whole or in part, to a successor-in-interest of all or substantially all of the assets or equity of the business of such Party to which this Agreement relates; provided that such assignee agrees to be bound by the terms and conditions hereof by executing an acknowledgement in the form and substance acceptable to the other Parties.

7.8.           Succession.  Subject to the provisions otherwise contained in this Agreement, this Agreement shall inure to the benefit of and be binding on the successors and assigns of the respective parties.

7.9.           Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action against any party to this Agreement.

7.10.         Attorneys’ Fees; Prejudgment Interest.  If the services of an attorney are required by any party to secure the performance of this Agreement or otherwise upon the breach or default of another party to this Agreement, or if any judicial remedy or arbitration is necessary to enforce or interpret any provision of this Agreement or the rights and duties of any person in relation thereto, the prevailing party shall be entitled to reasonable attorneys’ fees, expert witness and other costs and other expenses, in addition to any other relief to which such party may be entitled.  Any award of damages following judicial remedy or arbitration as a result of the breach of this Agreement or any of its provisions shall include an award of prejudgment interest from the date of the breach at the maximum amount of interest allowed by law.

7.11.         No Third Party Beneficiaries.  The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

The parties enter into this Cross License Agreement as of the Effective Date first set forth above.

RiceBran Technologies, LLC	Wilmar (Shanghai) Biotechnology Research & Development Center Co., Ltd

/s/ W. John Short	By:	/s/ Xu Xuebing
By: W. John Short, Chief Executive Officer
	Name:	Xu Xuebing

Address:	Title:	General Manager

6720 N. Scottsdale Road, Suite 390	Address For Receiving Notices:
Scottsdale, AZ 85253	Kwek Ju-Yang (juyang@wilmar.com.sg)
c/o Wilmar International Limited
9 Kreta Ayer Road
Singapore 088985

[SIGNATURE PAGE TO CROSS LICENSE AGREEMENT]

EXHIBIT A TO THE CROSS LICENSE AGREEMENT

Central Asia
-	Kazakhstan
-	Uzbekistan
-	Turkmenistan
-	Azerbaijan
-	Georgia
-	Afghanistan
-	Tajikistan
-	Kyrgyzstan

North Asia
-	Pakistan
-	India
-	Bangladesh
-	Nepal
-	Bhutan
-	Sri Lanka

Southeast Asia
-	Myanmar
-	Laos
-	Cambodia
-	Thailand
-	Vietnam
-	Malaysia
-	Singapore
-	Indonesia
-	Philippines

Papua New Guinea

North Asia
-	China PRC (Inc. Hong Kong and Macau)
-	Taiwan
-	Japan
-	North Korea
-	South Korea
-	Mongolia